Exhibit 99.2

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Secondary Offering of Common Stock

Carmel, IN – November 30, 2012 – KAR Auction Services, Inc. (NYSE: KAR) (the “Company”) announced today the commencement of an underwritten offering of up to $200 million of its common stock by existing stockholder KAR Holdings II, LLC (the “LLC”), subject to market and other conditions. The LLC is controlled by entities affiliated with Kelso Investment Associates VII, L.P., GS Capital Partners VI, L.P., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. The Company will not receive any proceeds from the offering. In connection with the offering, the LLC intends to grant the underwriters an option to purchase an additional 15% of the number of shares in the offering.

The offering will be made pursuant to the Company’s existing effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission.

Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering. When available, copies of the prospectus supplement and accompanying prospectus related to this offering may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by telephone at 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at 1-866-471-2526, or by facsimile at 1-212-902-9316 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-866-803-9204.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 68 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. IAA is a leading salvage vehicle auction company with 162 sites across the United States and Canada. AFC is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 104 sites across the United States and Canada. Together, the Company provides a unique, comprehensive, end-to-end solution for its customers’ remarketing needs.

Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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